April 5, 2018

Nate Troup
10485 Ladera Drive
Lone Tree, CO 80124

RE: RLH Corporation Offer Letter

Dear Nate:

On behalf of RLH Corporation (the “Company”), we are delighted to offer you the position of Senior Vice President, Chief Accounting Officer. In your new position, you will report to the Executive Vice President, Chief Financial Officer.

The following outlines the employment package for your position.

START DATE: Your start date will be May 7, 2018 or earlier as mutually agreed.

POSITION: Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the EVP, Chief Financial Officer. You will report directly on all matters to the EVP, Chief Financial Officer. You will also be required, as appropriate and consistent with other senior executives, to attend and participate in (i) necessary senior executive meetings, committees and councils and (ii) meetings of the Board of Directors of the Company.

COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $9230.77 which is equivalent to $240,000 per year, subject to normal withholdings and payroll taxes.
INITIAL CASH BONUS: You will receive a starting bonus of $20,000 in cash, which shall be paid with your first pay check.  This starting bonus will be subject to normal payroll and withholding taxes.  In the event you voluntarily terminate your employment before the first anniversary of your Start Date, you will be required to reimburse the Company $20,000 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes you or is holding on your behalf.  Should the amount exceed your final paycheck, you agree to reimburse the Company any remaining balance at that time.

BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in any bonus plan as may be approved by the Company from time to time. Bonus target for the Senior Vice President, Chief Accounting Officer would be set for 2018 at 40% of base salary and prorated for the portion of the year you are employed.

ANNUAL EQUITY GRANT: At the sole discretion of the Compensation Committee of the Company’s Board, you will receive an annual grant of equity under the Company’s 2015 Stock Incentive Plan (or such successor plan as may be then in effect). In 2018, such equity grants to Senior Vice Presidents of the Company were in an amount equal to 40% of the Company’s base salary and were in the form of restricted stock units (“RSUs”) vesting 25% on each of the first four anniversaries of issuance. Future equity grants could include performance stock units or other equity.

SEVERANCE BENEFITS: Upon Termination Without Cause: If the Company terminates your employment without cause, the Company will pay you a lump sum payment equal to one-half (1/2) your base annual salary for the then current fiscal year.

BENEFITS: You will be eligible to participate in all standard employee benefit programs on the same terms and conditions as any Company Senior Vice President, as they may be modified from time to time, including:

•	Medical and Dental insurance eligible the first of the month following your hire date

•	Unconditional Time Off. Paid time off to rest and for personal reasons

•	Conditional Time Off. Up to 30 days per calendar year due to a condition such as an illness, injury or need for bereavement leave

•	Participation in the RLH 401(k) Retirement Savings Plan

•	Option to purchase shares of RLH stock at a 15% discount through payroll deduction (ESPP)

•	Discounted RLH Family of Hotels accommodations for you and your family

•	Employee Assistance Program (EAP)

•	Long Term Disability insurance coverage starting the first of the month following your hire date (Employer Paid)

•	Flexible Spending Account – Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your hire date for the following 1st of the month effective date

•	AFLAC – Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following date of hire and also during open enrollment periods

•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your hire date

•	and much more…
A benefit book will be provided to you upon the commencement of your employment, describing the Company’s benefits and eligibility requirements in detail. You will also receive a copy of the Company’s Associate Handbook with information regarding the Company’s policies and procedures.

PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof, federal law prohibits us from hiring you.

LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.

NONCOMPETITION AND NONSOLICITATION:

(a)     You agree that for six months after termination of your employment for any reason, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company. Notwithstanding the foregoing, the Company acknowledges that you have existing investments in individual hotels that are Competing Businesses, and Company hereby consents to those existing investments, along with any future investment you may be required by agreement to make in those hotels. From time to time in the future, you may invest in a Competing Business only upon the previous written consent of the Company, in the Company’s sole discretion, and only after you make a full and complete disclosure to the Company of all material information regarding your investment in such Competing Business.

(b)     You also agree that during your employment at the Company and for six months after termination of your employment for any reason, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.

COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate the Company supervisors or officers any matters which require their attention.

KEY EMPLOYEE STATUS: You may be regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.

NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.

BACKGROUND CHECK: The Company has a vital interest in maintaining safe, lawful and efficient working conditions for its employees. With this in mind, employment at the Company is contingent on your satisfactory completion of a background check.

ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.

The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.

We are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of the Company.

Sincerely,

/s/ Kristin Thielking
Kristin Thielking
SVP, Human Resources
RLH Corporation

Accepted as of the date first set forth above:

/s/ Nate Troup
Nate Troup